Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-124714 on Form S-3 and in Registration Statement No. 333-129818 on Form S-8 of our reports dated March 13, 2006, relating to the financial statements and financial statement schedule of Immunicon Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Immunicon Corporation for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

March 13, 2006